EXHIBIT B

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF Capital Communications CDPQ Inc.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Capital d'Amérique CDPQ inc. 1000, place Jean-Paul Riopelle Montréal (Quebec) H2Z 2B3	President
François Laurin	Capital Communications CDPQ inc. 1000, place Jean-Paul Riopelle Montréal (Québec) H2Z 2B3	Vice-President

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Capital Communications CDPQ inc. 1000, place Jean-Paul Riopelle Montréal (Québec) H2Z 2B3	President
François Laurin	Capital Communications CDPQ inc. 1000, place Jean-Paul Riopelle Montréal (Québec) H2Z 2B3	Vice-President
Ginette Depelteau	Same	Secretary